                                                                    Exhibit 11.1


                       UNITED ASSET MANAGEMENT CORPORATION
                        CALCULATION OF EARNINGS PER SHARE
                    (in thousands, except per-share amounts)


                                               Year Ended December 31,
                                    -----------------------------------------
                                        1995           1994           1993
Common and common equivalent
  shares:

   Net income...................      $67,317        $59,012        $53,287
   Adjustments thereto (1)......        4,790              -              -
                                      -------        -------        -------
   Adjusted net income..........      $72,107        $59,012        $53,287
                                      -------        -------        -------
                                      -------        -------        -------

   Average shares outstanding...       30,200         28,084         25,968
   Adjustments thereto (2)......        3,076          1,441          2,913
                                      -------        -------        -------
Shares used in computation......       33,276         29,525         28,881
                                      -------        -------        -------
                                      -------        -------        -------

Per share.......................      $  2.17        $  2.00        $  1.85
                                      -------        -------        -------
                                      -------        -------        -------

Common shares-assuming full
  dilution:
   Net income...................      $67,317        $59,012        $53,287
   Adjustments thereto (1)......        4,653              -              -
                                      -------        -------        -------
   Adjusted net income..........      $71,970        $59,012        $53,287
                                      -------        -------        -------
                                      -------        -------        -------

   Average shares outstanding...       30,200         28,084         25,968
   Adjustments thereto (2)......        3,076          1,486          3,127
                                      -------        -------        -------
Shares used in computation......       33,276         29,570         29,095
                                      -------        -------        -------
                                      -------        -------        -------

Per share.......................      $  2.16        $  2.00        $  1.83
                                      -------        -------        -------
                                      -------        -------        -------


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(1)  The proceeds from the exercise of stock options and warrants in accordance with the modified treasury stock method are first used to buy back up to 20% of the Company's common stock at the average price for the period in the primary calculation and at the higher of the average or closing price in the fully diluted calculation. Any remaining proceeds are used to retire debt, and this adjusts income for the interest assumed to be saved, net of income tax, from the use of such proceeds.

(2) Adjusts shares for stock options and warrants under the modified treasury stock method and contingently issuable shares based on the probability of issuance, after adjusting for the stock assumed repurchased in accordance with (1) above.


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